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                                                                    EXHIBIT 99.1
DATE: December 17, 2002

FROM:                                      FOR:
Padilla Speer Beardsley Inc.               Tower Automotive, Inc.
1101 West River Parkway                    5211 Cascade Road S.E., Suite 300
Minneapolis, Minnesota 55415               Grand Rapids, Michigan 49546

Tony Carideo (612) 455-1720                Ernie Thomas (616) 802-1600
                                           David Tuit (616) 802-1591
FOR IMMEDIATE RELEASE

    TOWER AUTOMOTIVE ANNOUNCES IT WILL NOT CONTINUE AS SUPPLIER FOR NEXT FORD
                                 EXPLORER FRAME

         GRAND RAPIDS, Mich., Dec. 17-- Tower Automotive, Inc. (NYSE: TWR), announced today that it will not supply the frame for the next generation Ford Explorer. The company presently produces the frame for the current Ford Explorer platform in its Corydon, Ind. plant, which employs approximately 800 colleagues. The future status of that facility has not yet been determined.

         In commenting on the announcement, Dug Campbell, president and chief executive officer of Tower Automotive, stated: "We have been active in the early design and bid process for the next Explorer. However, our decision not to support this particular product renewal is based strictly on the fact that the expected returns at targeted pricing levels did not meet our requirements. This decision, though a difficult one in light of our strong Ford relationship and the long supply history of this product, is consistent with our commitment to increase shareholder value by investing our capital resources more selectively and by deploying the increased free cash flow to strengthen our balance sheet."

         "I should also note that this decision does not impact our previously announced backlog of $1.4 billion of new business, two-thirds of which will be launched by the middle of 2004. This business is new content for Tower Automotive and is evidence of our continued emphasis on organic growth."

         Tower Automotive, Inc., is a global designer and producer of vehicle structural components and assemblies used by every major automotive original equipment manufacturer, including Ford, DaimlerChrysler, GM, Honda, Toyota, Nissan, Fiat, Hyundai/Kia, BMW, and Volkswagen Group. Products include body structures and assemblies, lower vehicle frames and structures, chassis modules and systems, and suspension components. The company is based in Grand Rapids, Mich. Additional company information is available at www.towerautomotive.com.

         This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the anticipated results as a consequence of certain risks and uncertainties, including but not limited to general economic conditions in the markets in which Tower Automotive operates, and other risks detailed from time to time in the company's Securities and Exchange Commission filings.

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